UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): June 25, 2008

ZIOPHARM Oncology, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-32353	84-1475642
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1180 Avenue of the Americas, 19th Floor
New York, NY 10036
(Address of Principal Executive Offices) (Zip Code)

(646) 214-0700
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement with Mr. Richard Bagley

On June 25, 2008, the Company entered into an employment agreement with Mr. Richard E. Bagley, the Company’s President and Chief Operating Officer. The agreement becomes effective on June 25, 2008, and provides for a three-year employment term beginning on July 1, 2008. Mr. Bagley’s employment from June 25, 2008 until June 30, 2008 is governed by his prior agreement with the Company. Under the new agreement, Mr. Bagley will continue in his role as the Company’s President and Chief Operating Officer and receive an annual base salary of $315,000, which is subject to increase at the discretion of the Board of Directors based on an annual review. In addition, Mr. Bagley is eligible to receive an annual bonus based on his performance as determined by the Board of Directors. The target amount of the annual performance bonus is $100,000, and the actual amount to be received will be based on the achievement of certain performance goals to be agreed upon by Mr. Bagley and the Board’s compensation committee for each calendar year. Mr. Bagley is also eligible to receive an additional annual discretionary bonus in such amount as may be determined by the Board of Directors.

Mr. Bagley is eligible for reimbursement of reasonable out-of-pocket expenses incurred by him in furtherance of the business and affairs of the Company, including reasonable travel and entertainment expenses, as well as reasonable professional dues.

In connection with entering into the new employment agreement on June 25, 2008, the Company granted Mr. Bagley an award of 60,000 options to purchase the Company’s common stock. The stock option award will be governed by the terms of the Company’s stock option plan, and shall vest in three equal annual installments on June 25, 2009, June 25, 2010 and June 25, 2011.

The new employment agreement provides that Mr. Bagley will continue to receive his base salary and benefits for a period of one year if (i) he is terminated by the Company for a reason other than death, disability or “Cause,” as that term defined in the employment agreement, (ii) Mr. Bagley resigns for “Good Reason,” as that term defined in the employment agreement, or (iii) Mr. Bagley’s employment is terminated without Cause prior to and in connection with a “Change of Control,” as that term is defined in the employment agreement, or within 18 months thereafter. In connection with any such termination, any of Mr. Bagley’s stock options that have vested as of the date of the termination shall remain exercisable for a period of 90 days and any unvested stock options shall be deemed to have expired as of the date of termination. In the event of a Change of Control, Mr. Bagley’s stock options that are scheduled to vest by the end of the calendar year in which the Change of Control occurs shall be accelerated and deemed to have vested as of the date immediately preceding the Change of Control. If Mr. Bagley’s employment is terminated as a result of his death or disability, Mr. Bagley (or his estate, as applicable) will receive his base salary for a period of one year and any accrued but unpaid bonus payments.

The employment agreement provides that Mr. Bagley will not compete with the Company, or solicit employees, clients or customers of the Company, for twelve months after the termination of his employment with the Company; provided, however, that the Company will be obligated to pay Mr. Bagley his base salary if the Company desires such non-competition and non-solicitation provisions to have effect following expiration of the employment agreement without renewal.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZIOPHARM Oncology, Inc.: (Registrant)

Date: June 30, 2008	By:	/s/ Jonathan J. Lewis
	Name:	Jonathan J. Lewis, M.D., Ph.D.
	Title:	Chief Executive Officer